PRESS RELEASE

Contact:   United Community Bancorp
           William F. Ritzmann, President and Chief Executive Officer
           (812) 537-4822


             UNITED COMMUNITY BANCORP REPORTS SECOND QUARTER RESULTS

Lawrenceburg, Indiana - January 23, 2009 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), today reported net income of $262,000, or $0.03 per diluted share, for the quarter ended December 31, 2008, compared to a net loss of $154,000, or ($0.02) per diluted share, for the quarter ended December 31, 2007. Net income for the six months ended December 31, 2008 was $649,000, or $0.08 per diluted share, compared to a net loss of $399,000 or ($0.05) per diluted share for the six months ended December 31, 2007.

                                 STATEMENT OF OPERATIONS
                     (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             FOR THE THREE MONTHS ENDED          FOR THE SIX MONTHS ENDED
                                            12/31/2008       12/31/2007           12/31/2008   12/31/2007
                                            ----------       ----------           ----------   ----------
Interest income                                 $5,030           $5,569              $10,174      $11,151
Interest expense                                 2,091            3,054                4,399        6,063
                                                ------            -----              -------      -------
Net interest income                              2,939            2,515                5,775        5,088
Provision for loan losses                          396              690                  731        1,670
                                                ------            -----              -------      -------
Net interest income after provision
    for loan losses                              2,543            1,825                5,044        3,418
Total non-interest income                          502              487                1,198          882
Total non-interest expenses                      2,639            2,559                5,232        4,971
                                                ------            -----              -------      -------
Income (loss) before tax provision
 (benefit)                                         406             (247)               1,010         (671)
Income tax provision (benefit)                     144              (93)                 361         (272)
                                                ------            -----              -------      -------
Net income (loss)                               $  262           $ (154)             $   649      $  (399)
                                                ======           ======              =======      =======
 Basic earnings (loss) per share                  0.04            (0.02)                0.09        (0.05)
 Diluted earnings (loss) per share (1)            0.03            (0.02)                0.09        (0.05)

(1) - Due to the net loss for the three and six month periods ended December 31, 2007, no adjustments were made for outstanding stock options and unearned restricted share as such effect would be anti-dilutive.

                                              UNITED COMMUNITY BANCORP

                                    SUMMARIZED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------------------------------------------------------------------------------
                                               (UNAUDITED)     (UNAUDITED)                 (UNAUDITED)   (UNAUDITED)
(IN THOUSANDS, AS OF)                           12/31/2008      9/30/2008     6/30/2008     3/31/2008     12/31/2007
                                                ----------      ---------     ---------     ---------     ----------
ASSETS
Cash and cash equivalents                        $ 19,824       $ 27,808      $ 35,710      $ 27,016      $ 35,159
Investment securities                              41,614         36,948        38,227        36,033        37,916
Loans receivable, net                             288,349        287,486       284,352       291,490       288,032
Other Assets                                       23,389         23,904        24,437        21,809        21,142
                                                 --------       --------      --------      --------      --------
TOTAL ASSETS                                     $373,176       $376,146      $382,726      $376,348      $382,249

LIABILITIES
Municipal Deposits                               $116,343       $120,420      $127,545      $130,996      $134,950
Other Deposits                                    194,372        193,879       193,229       187,004       185,545
FHLB Advances                                       4,333          4,583         4,833            --            --
Other Liabilities                                   2,662          2,665         2,630         2,941         2,677
                                                 --------       --------      --------      --------      --------
TOTAL LIABILITIES                                 317,710        321,547       328,237       320,941       323,172

Total Stockholders' Equity                         55,466         54,599        54,489        55,407        59,077
                                                 --------       --------      --------      --------      --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY         $373,176       $376,146      $382,726      $376,348      $382,249
                                                 --------       --------      --------      --------      --------


                                          SUMMARIZED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------
                                               (UNAUDITED)    (UNAUDITED)    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                               12/31/2008      9/30/2008      6/30/2008     3/31/2008    12/31/2007
                                               ----------      ---------      ---------     ---------    ----------
                                                 (FOR THE THREE MONTHS ENDED, IN THOUSANDS EXCEPT PER SHARE DATA)

Interest Income                                   $5,030        $5,144         $5,191        $5,272        $5,569
Interest Expense                                   2,091         2,308          2,419         2,871         3,054
                                                  ------        ------         ------        ------        ------
Net Interest Income                                2,939         2,836          2,772         2,401         2,515
Provision for Loan Losses                            396           335          1,018         2,030           690
                                                  ------        ------         ------        ------        ------
Net Interest Income after Provision
    for Loan Losses                                2,543         2,501          1,754           371         1,825
Total Non-Interest Income                            502           696            820           497           487
Total Non-Interest Expenses                        2,639         2,593          2,398         2,481         2,559
                                                  ------        ------         ------        ------        ------
INCOME (LOSS) BEFORE TAX PROVISION
(BENEFIT)                                            406           604            176        (1,613)         (247)
Income Tax Provision (Benefit) (1)                   144           217            250          (631)          (93)
                                                  ------        ------         ------        ------        ------
NET INCOME (LOSS)                                 $  262        $  387           ($74)        ($982)        ($154)

 Basic earnings (loss) per share (2)                0.04          0.05          (0.01)        (0.13)        (0.02)

 Diluted earnings (loss) per share (3)              0.03          0.05          (0.02)        (0.13)        (0.02)

(1) - The income tax provision of $250,000 for the three months ended June 30, 2008 is primarily the result of an impairment charge of $160,000 related to deferred tax assets for charitable contributions.

(2) - For all periods shown, United Community MHC (MHC) has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

(3) - Due to the net loss for the three and six month periods ended December 31, 2007, no adjustments were made for outstanding stock options and unearned restricted shares as such effect would be anti-dilutive.

                                               (UNAUDITED)     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                                    FOR THE THREE MONTHS ENDED
                                               12/31/2008       9/30/2008     6/30/2008     3/31/2008     12/31/2007
                                               ----------       ---------     ---------     ---------     ----------
PERFORMANCE RATIOS:
Return on average assets (1)                        0.27%          0.41%        (0.08%)       (1.02%)       (0.16%)
Return on average equity (1)                        1.91%          2.84%        (0.55%)       (6.75%)       (1.02%)
Interest rate spread  (2)                           3.03%          2.91%         2.84%         2.22%         2.31%
Net interest margin  (3)                            3.28%          3.18%         3.15%         2.62%         2.79%
Noninterest expense to average assets (1)           2.76%          2.72%         2.51%         2.57%         2.69%
Efficiency ratio  (4)                              76.69%         73.41%        66.78%        85.61%        85.24%
Average interest-earning assets to
     average interest-bearing liabilities         110.47%        110.30%       110.29%       112.87%       114.02%
Average equity to average assets                   14.33%         14.30%        14.41%        15.08%        15.82%

CAPITAL RATIOS:
Tangible capital                                   13.58%         13.34%        13.00%        13.26%        13.31%
Core capital                                       13.58%         13.34%        13.00%        13.26%        13.31%
Total risk-based capital                           20.02%         20.64%        20.51%        19.85%        20.57%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent
   of total loans                                   1.96%          2.17%         2.62%         4.38%         3.11%
Allowance for loan losses as a percent
   of total loans                                   1.26%          1.36%         1.62%         2.05%         1.44%
Allowance for loan losses as a percent
   of nonperforming loans                          64.53%         62.65%        61.98%        46.74%        46.40%
Net charge-offs to average outstanding
   loans during the period (1)                      0.85%          0.66%         3.65%         0.29%         2.00%

(1)  Quarterly income and expense amounts used in ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted-average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008:

Net interest income increased $424,000, or 16.9%, in the quarter ended December 31, 2008, as compared to the prior year quarter. This increase is due to an increase in the net interest margin from 2.79% to 3.28%, primarily caused by a decrease in the average rate paid on interest bearing liabilities to 2.58% from 3.86% in the prior year quarter, partially offset by a decrease in the average rate on interest earning assets to 5.61% from 6.17% in the prior year quarter. The decrease in rates in the current year quarter has been driven by decreases in market rates.

Noninterest income increased $15,000, or 3.1%, for the quarter ended December 31, 2008, compared to the prior year quarter. The increase in noninterest income was the result of an increase of $144,000 in service charge income, partially offset by a $75,000 loss on sale of investments in the quarter ended December 31, 2008, and a decrease of $51,000 in other income. The increase in service charge income is primarily a result of increased fees received from the customer account fee and the transaction fee programs that were implemented in 2008. The loss on sale of investments is attributable to the sale of investment securities that were invested in private label and government agency mortgage-backed securities. The market value of these securities has been negatively impacted by the deterioration in the credit markets and Management has decided to exit its investment in this security within the parameters of the redemption in kind provision to reduce any further losses. The decrease in other income is attributable to a decrease in lease income after land being leased was sold on June 30, 2008.

Noninterest expense increased $80,000, or 3.1%, for the quarter ended December 31, 2008, compared to the prior year quarter. The increase is the result of an increase in the FDIC insurance premium of $57,000, an increase in ATM fees of $26,000, an increase of $16,000 in other operating expenses, and an increase in premises and occupancy expenses of $81,000, partially offset by a decrease of $96,000 in compensation and employee benefits expenses. The increase in ATM service fees is related to the previously mentioned increased fees from the customer account fee and transaction fee programs that were implemented in 2008. Other operating expenses is comprised mostly of expenses related to the maintenance of other real estate owned ("REO") by the Bank. The increase in premises and occupancy expenses is due to increased costs for repairs, maintenance, building insurance, computers, and networking expenses. The decrease in compensation and employee benefits is due to the reduction in annual expenses for stock compensation plans for which the Company had elected to expense on an accelerated basis.

The provision for loan losses was $396,000 for the quarter ended December 31, 2008 compared to $690,000 for the quarter ended December 31, 2007. The decrease was primarily due to a decrease of $594,000 in nonperforming loans during the current year quarter, compared to a $4.0 million increase in nonperforming loans during the prior year quarter. Even though nonperforming loans decreased, current economic conditions have required an increase to the general provision in the current year quarter, when compared to increases made to the general provision in the same period in the prior year.

FOR THE SIX MONTHS ENDED DECEMBER 31, 2008:

Net interest income increased $687,000, or 13.5%, in the six months ended December 31, 2008, as compared to the same period in the prior year. This increase is largely due to an increase in the net interest margin from 2.83% to 3.22%. The increase in the net interest margin is the result of a decrease in the average interest rate paid on interest bearing liabilities from 3.85% to 2.71%, partially offset by a decrease in the average rate of interest earning assets from 6.19% to 5.67%. The decrease in rates has been driven by decreases in market rates in the current year.

Noninterest income increased $316,000, or 35.8%, for the six months ended December 31, 2008, compared to the same period in the prior year. The increase in noninterest income is primarily the result of increased fees from customer account fee and transaction fee programs that were implemented in 2008.

Noninterest expense increased $261,000, or 5.3%, for the six months ended December 31, 2008, compared to the same period in the prior year. The increase in the current year is primarily the result of a $111,000 increase in the FDIC Insurance premium, a $88,000 increase in premises and occupancy expense, a $45,000 increase in ATM service fees, and a $188,000 increase in other operating expenses, partially offset by a decrease in compensation and employee benefits of $159,000. The increase in premises and occupancy expenses is a result of increased costs for repairs, maintenance, building insurance, computers, and networking expenses. The increase in ATM service fees is related to the increased fees from the customer account fee and transaction fee programs that were implemented in 2008. The increase in other operating expenses is due to increased expenses in maintaining REO and increased audit fees in the current year.

The provision for loan losses was $731,000 for the six months ended December 31, 2008, compared to $1.7 million for the same period in the prior year. The provision in the prior year was primarily the result of an increase of $5.8 million in nonperforming loans during the six months ended December 31, 2007, compared to a decrease of $1.7 million in nonperforming loans during the six months ended December 31, 2008. Even though nonperforming loans decreased, current economic conditions have required an increase to the general provision in the six months ended December 31, 2008, when compared to increases made to the general provision in the same period in the prior year.

Nonperforming loans decreased from $7.5 million at June 30, 2008 to $5.6 million at December 31, 2008. The decrease is attributable to three loans, which are secured by the same property, being transferred to REO during the year. Included in nonperforming loans at December 31, 2008 is one loan that is categorized as a troubled debt restructuring. Management has reduced the carrying value of this loan to its fair market value, and does not anticipate any additional material losses or write-downs related to this loan. Other nonperforming assets (comprised exclusively of REO at December 31, 2008) increased to $3.0 million at December 31, 2008 from a balance of $2.9 million at June 30, 2008. Included in REO at December 31, 2008 are four properties. The Bank is actively working to sell all of the assets in REO, and continues to maintain and operate the properties and monitor their value based upon current market conditions. Where necessary, management will reserve for losses on the sale of certain properties. At December 31, 2008, there were no reserves for losses on the sale of REO.

Total assets were $373.2 million at December 31, 2008, compared to $382.7 million at June 30, 2008. The decrease is primarily due to a $15.9 million decrease in cash and a $670,000 decrease in deferred tax assets, partially offset by a $3.4 million increase in investments and a $4.0 million increase in net loans receivable. The decrease in cash was caused by a decrease in deposits, primarily municipal deposits. Total liabilities were $317.7 million at December 31, 2008, compared to $328.2 million at June 30, 2008. The decrease in total liabilities is primarily due to a decrease of $11.2 million in municipal deposits in the current year. The decrease in municipal deposits reflects the cyclical nature of municipal deposits, which are affected by the timing of receipt of tax revenues and spending for ongoing civil projects. Total stockholders' equity was $55.5 million at December 31, 2008, compared to $54.5 million at June 30, 2008. The increase in stockholders' equity is attributable to a $671,000 increase in unrealized gains on securities available for sale, an increase of $281,000 in additional paid-in capital, and a $163,000 increase in retained earnings, partially offset by a $204,000 increase in treasury shares, and a $66,000 decrease in shares held for stock plans. The increase in unrealized gains on securities available for sale is attributable to the impact of falling market rates on securities held at higher fixed rates. The increase in additional paid-in capital and decrease in shares held for stock plans are both attributable to the continued amortization of the stock benefit plans. The increase to retained earnings is attributable to $649,000 in net income earned during the six months ended December 31, 2008, partially offset by dividends paid of $486,000. The increase in treasury shares is attributable to the purchase of 24,500 shares during the six months ended December 31, 2008 at a weighted average price of $8.25 per share.

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.